July 23, 1999



Board of Directors of
Tera Computer Company

Dear Sirs:

     I have supervised the corporate proceedings relative to the issuance of:

1. 800,000 shares of common stock, $.01 par value (the "Common Stock"), of Tera Computer Company, a Washington corporation (the "Company"), and warrants to purchase 161,344 shares of Common Stock, and of the authorization of shares of Common Stock issuable upon exercise of such warrants, pursuant to the Subscription Agreements, dated as of September 30, 1998 and December 16, 1998, and as amended, by and among the Company and Advantage Fund II Limited, Genesee Fund Ltd. - Portfolio B and Koch Industries, Inc. (the "1998 Placement"); and

2. Warrants to purchase 1,370,321 shares of Common Stock, and of the authorization of shares of Common Stock issuable upon exercise of such warrants, to Advantage Fund II Limited, Genesee Fund Ltd. - Portfolio B and Koch Industries, Inc. in connection with certain "reset" rights (the "Reset Rights") pursuant to the 1998 Placement.

     The shares of Common Stock issued to Advantage Fund II Limited, Genesee Fund Ltd. - Portfolio B and Koch Industries, Inc. pursuant to the above-referenced Subscription Agreements and in connection with the 1998 Placement, as the case may be, are referred to herein as the "Shares." The warrants issued to Advantage Fund II Limited, Genesee Fund Ltd. - Portfolio B and Koch Industries, Inc. pursuant to above-referenced Subscription Agreements and in connection with the 1998 Placement, as the case may be, and warrants issued to Advantage Fund II Limited, Genesee Fund Ltd. - Portfolio B and Koch Industries, Inc. in connection with the Reset Rights, are collectively referred to herein as the "Warrants."

     I also am familiar with the corporate proceedings relative to the incorporation of the Company and to its present corporate status. Based upon the foregoing and having regard for such legal considerations, as I have deemed relevant, I am of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Washington, with full corporate power to issue the Shares, the Warrants and to issue the Common Stock reserved for issuance upon exercise of the Warrants.

     2. The Shares have been duly authorized by appropriate corporate action and are validly issued, fully paid, and nonassessable.

     3. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and reserved for such purpose by appropriate corporate action. The shares of Common Stock issuable upon exercise of the Warrants will be validly issued, fully paid, and nonassessable upon such exercise.

                                       Very truly yours,

                                       KENNETH W. JOHNSON

                                       Kenneth W. Johnson, Esq.
                                       Vice President - Finance
                                       And General Counsel